CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
MARKETWISE, INC.
MarketWise, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: That the name of the Corporation is MarketWise, Inc. The date of filing of its original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was July 20, 2021.
SECOND: That this Certificate of Amendment has been approved and duly adopted by the Board of Directors of the Corporation and its stockholders in accordance with the provisions of Section 242 of the DGCL.
THIRD: That Article IV Section 4.1 of the Certificate of Incorporation is hereby amended by deleting the first paragraph in its entirety and replacing it with the following paragraphs:
“Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is one hundred sixty-two million five hundred thousand (162,500,000), consisting of three classes of shares as follows:
(a) forty-seven million five hundred thousand (47,500,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);
(b) fifteen million (15,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”); and
(c) one hundred million (100,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).
Upon the effectiveness of the filing of this Certificate of Amendment (the “Split Effective Time”), (i) each twenty (20) shares of Class A Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Split Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Class A Common Stock, and (ii) each twenty (20) shares of Class B Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Split Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Class B Common Stock (collectively, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Class A Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in
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book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Class A Common Stock as reported on the Nasdaq as of the date of the Split Effective Time, by (b) the fraction of one (1) share owned by the stockholder. Stockholders who otherwise would be entitled to receive fractional shares of Class B Common Stock shall be entitled to automatic Redemption of their Common Units on a one-to-one (1:1) ratio in such number equal to the fractional shares of Class B Common Stock in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates.
Each certificate that immediately prior to the Split Effective Time represented shares of Class A Common Stock and Class B Common Stock (the “Old Certificates”) shall thereafter represent that number of shares of Class A Common Stock and Class B Common Stock, as applicable, into which the shares of Class A Common Stock or Class B Common Stock represented by such Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”
FOURTH: That this Certificate of Amendment shall become effective at 5:00 p.m., Eastern Time, on April 2, 2025.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been signed on behalf of the Corporation by its duly authorized officer this 31st day of March, 2025.

MARKETWISE, INC.

By: /s/ Scott Forney
Name: Scott Forney
Title: General Counsel and Authorized Officer
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